Exhibit 23.1

CONSENT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form SB-2 No. xxx-xxxxx) and related Prospectus of Solomon Technologies, Inc. for the registration of 10,509,618 shares of its common stock and to the inclusion of our report dated March 29, 2006, with respect to the financial statements of Solomon Technologies, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004, and our reported dated August 17, 2006, with respect to the financial statements of Technipower LLC as of December 31, 2005 and 2004 and for the years then ended.

/s/ UHY LLP

Hartford, Connecticut
October 24, 2006